SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Definitive Proxy Statement
/X/	Definitive Additional Materials
/ /	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

NEW FRONTIER MEDIA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/ /	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Common Stock, par value $.0001 per share

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

/ /	Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

EXPLANATORY NOTE

        New Frontier Media, Inc., a Colorado corporation (the “Company”), is filing the materials contained in this Schedule 14A with the Securities and Exchange Commission on August 14, 2002 in connection with the solicitation of proxies for electing the board of directors of the Company at the Company’s 2002 annual meeting of shareholders.

THE FOLLOWING RELEASE WAS ISSUED OVER
PR NEWSWIRE IN THE MORNING OF AUGUST 14, 2002

For Immediate Release
Contact: Karyn Miller, CFO
(303) 444-0900 x 102
kmiller@noof.com

New Frontier Media Announces Improved
Cable/DBS Revenues and EBITDA for Pay TV Segment

BOULDER, COLORADO, August 14, 2002 – New Frontier Media, Inc. (Nasdaq: NOOF), a leader in the electronic distribution of adult entertainment, announced its first quarter results for the fiscal year ending March 31, 2003. The Company reported net revenue of $9.6 million for the quarter ended June 30, 2002, a 36% decrease from $15.0 million for the quarter ended June 30, 2001. This decrease in net revenue for the quarter ended June 30, 2002 is attributable to a 67% decrease in revenue generated by the Company’s Internet Group for the same period.

The Company reported an EBITDA loss (earnings before interest, taxes, depreciation and amortization) of $0.2 million for the quarter ended June 30, 2002 prior to a one-time restructuring charge of $3.0 million, the majority of which is non-cash, related to the closing of the Internet Group’s in-house data center, a $0.5 million non-cash impairment charge related to the write down of certain of the Internet Group’s URLs, and a $0.1 million non-cash write off of an investment. EBITDA as calculated by the Company includes a deduction for the amortization of its content licenses in the amount of $0.9 million for the quarter ended June 30, 2002.

On an operating segment basis, the Company’s Subscription/PPV TV Group reported revenue of $7.0 million for both quarters ended June 30, 2002 and 2001, respectively. Revenue from the Subscription/Pay TV Group’s Cable/DBS services, which accounted for 71% and 64% of the Group’s revenue for the quarters ended June 30, 2002 and 2001, respectively, increased 11% from $4.5 million for the quarter ended June 30, 2001 to $5.0 million for the quarter ended June 30, 2002. Revenue from the Pay TV Group’s C-Band services declined 20% from $2.5 million for the quarter ended June 30, 2001 to $2.0 million for the quarter ended June 30, 2002. This decrease reflects the continued erosion of the C-Band market, with addressable subscribers declining 30% year over year.

Management’s continued emphasis on cost controls resulted in a 20% decline in the Pay TV Group’s operating expenses year over year. EBITDA for the Subscription/PPV TV Group was $2.0 million for the quarter ended June 30, 2002, an increase of 11% from EBITDA of $1.8 million for the quarter ended June 30, 2001.

The Company’s Internet Group reported net revenue of $2.6 million for the quarter ended June 30, 2002, representing a decrease of 67% from revenue of $7.9 million for the quarter ended June 30, 2001. Customer acquisition costs incurred by the Internet Group declined 89% during the same period and operating expenses decreased 48% year over year due to the restructuring of the Internet Group’s sales, marketing, customer service and engineering operations completed during the fourth quarter of fiscal 2002.

EBITDA for the Internet Group was $0.3 million for the quarter ended June 30, 2002 before restructuring and impairment charges of $3.6 million, representing an 87% decrease from $2.3 million for the quarter ended June 30, 2001.

The Company reported a net loss for the quarter ended June 30, 2002 of $5.6 million and a loss per share of $0.27 per basic and diluted common share, compared to net income of $0.2 million and earnings per share of $0.01 cent per basic and diluted common share as of the quarter ended June 30, 2001.

The Company’s net loss for the quarter ended June 30, 2002 included a $3.0 million restructuring charge, the majority of which is non-cash, related to closing the Internet Group’s in-house data center and a $0.5 million loss on the write down of certain URLs owned by the Internet Group which were determined to be impaired because the future cash flows from these URLs over their remaining amortization periods would not have been sufficient to fully recover their intangible asset balances.

The Company adopted a restructuring plan during the quarter ended June 30, 2002 with respect to the Internet Group’s data center facility in Sherman Oaks, California. The Company intends to close the data center and outsource the management of its servers, bandwidth and content delivery to a third party managed service provider. The Company believes that it is more cost efficient to outsource these functions due to the excess capacity currently available within these third party facilities. The Internet Group expects to save approximately $1.8 million per year as a result of this restructuring plan, which will be reflected in the Group’s cost of sales.

“As expected, the first quarter reflects the final accounting adjustments for the restructured Internet Group. We believe these changes will lead to greater revenue transparency and stability, and higher margins. We are encouraged by the progress made to date by the Internet Group’s new management team in the areas of content sales, membership stabilization, walled-garden partnerships (such as our recently announced On Command Corporation agreement), and new search engine/pay-per-click strategies. We believe that broadband is the future of the Internet, and that no company is better positioned to capitalize on the anticipated growth in broadband households than New Frontier Media,” said Mark Kreloff, Chairman and Chief Executive Officer of New Frontier Media, Inc.

“Management expects this fiscal year to be one of substantial growth for our Subscription/PPV TV Group and its networks. In particular, the continued consolidation of Cable system ownership and the possible combination of the U.S.’s direct broadcast satellite platforms are expected to be meaningful events for the Company. It is important to note that each incremental dollar that our Subscription/PPV TV Group generates in Cable/DBS revenue results in $0.80 cents of pure cash flow for the Company,” continued Kreloff.

“At present, our Subscription/PPV TV Group reaches over 29 million households. Our goal for this fiscal year is to reach 40 million households. We expect to achieve this goal through a combination of the rapid conversion of analog cable households to digital, the continued online growth in direct broadcast satellite (“DBS”), and the completion of the already announced plans by the Cable and DBS industries to consolidate,” stated Kreloff.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of Securities & Exchange Act. The Company intends forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. All statements related to the Internet Group’s restructuring leading to greater revenue transparency and stability, and higher margins, broadband being the future of the Internet, this fiscal year being one of substantial growth for our Subscription/PPV TV Group and its networks, the consolidation of Cable system ownership and the possible combination of the U.S.’s DBS platforms being meaningful events for the Company, reaching the goal of 40 million households, achieving this goal of 40 million households through a combination of the rapid conversion of analog cable households to digital, the continued online growth in DBS, and the completion of the already announced plans by the Cable and DBS industries to consolidate and the outcome of any contingencies are forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and the company assumes no obligation to update the forward-looking statements included in this news release. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Please refer to the Company’s Form 10-K and other filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.

CONSOLIDATED OPERATING RESULTS
  (in 000's except per share amounts)

	Three Months Ended June 30
	2002	2001
Sales, net	$ 9,597	$ 14,974
Cost of Sales	5,241	7,280
Gross Margin	4,356	7,694
Operating Expenses	5,727	6,823
Restructuring/Impairment Expenses	3,576	--
Other Income/(Expense)	(693)	(463)
Net Income (Loss) Before Provision For Income Taxes	(5,640)	408
Provision for Income Taxes	--	(167)
Net Income (Loss)	(5,640)	241
Basic Earnings (Loss) per Share	$(0.27)	$0.01
Diluted Earnings (Loss) per Share	$(0.27)	$0.01
Weighted Average Shares Outstanding	21,259	23,155

The Condensed Statement of Operations should be read in conjunction with the Company’s Form 10-Q and Form 10-K, and other SEC filings. To obtain copies, please contact Investor Relations at New Frontier Media, Inc.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA
Net Income (Loss)	$ (5,640)	$ 241
ADD BACK:
Interest Expense	595	530
Amortization and Depreciation (excluding content amortization)	1,216	1,391
Income Taxes	0	167
SUBTRACT:
Interest Income	19	67
EBITDA	$ (3,848)	$ 2,262
ADD BACK:
Restructuring expense	3,041	0
Impairment expense	535	0
Loss on write off of stock	117	0
ADJUSTED EBITDA	$ (155)	$ 2,262

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 4:15 p.m. Eastern Time. The participant phone number for the conference call is (800)-257-7087. To participate in the web cast please log on to www.noof.com and click on Shareholder Info, then Webcasts & Events. A replay of the conference call will be available for seven days after 5:15 p.m. Eastern Time on August 14th at (800)-405-2236, access code 492194. The replay will also be archived on the Corporate web site at www.noof.com.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a leading distributor of adult entertainment via electronic platforms. The Company delivers the most extensive lineup of quality programming over the broadest range of electronic means including cable, satellite, Internet, Broadband and video-on-demand.

The Erotic Networks™, the umbrella brand for the Company’s subscription and pay television subsidiary, provides pay-per-view and subscription TV networks to over 29 million cable, DBS (direct broadcast satellite) and C-band households throughout North America. The Erotic Networks™ include Pleasure™, TeN™, ETC (Erotic Television Clips)™, Extasy™, True Blue™ and X-Cubed™. These networks represent the widest variety of editing standards available and are programmed without duplication to offer the most extensive selection of adult network programming under a single corporate umbrella.

For more information contact Karyn Miller, Chief Financial Officer, at (303) 444-0900, extension 102, and please visit our web site at www.noof.com.

NEW FRONTIER MEDIA HAS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF NEW FRONTIER MEDIA FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS. NEW FRONTIER MEDIA STRONGLY ADVISES ALL NEW FRONTIER MEDIA SHAREHOLDERS TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN NEW FRONTIER’S PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT FILED ON JULY 24, 2002.